EXHIBIT 10.43

                                 PROMISSORY NOTE

$3,890,940.00                                        Date:    July 31, 2000

     This Promissory Note hereby cancels and replaces that certain Promissory Note dated June 1, 1998 payable on demand from the Borrower to the Maker in the principal amount of $4,254,785.00.

     Thirty-six (36) Months after date we promise to pay to the order of NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. THREE MILLION EIGHT HUNDRED NINETY THOUSAND NINE HUNDRED FORTY DOLLARS AND NO CENTS ($3,890,940.00) Payable at 26 HARBOR PARK DRIVE, PORT WASHINGTON, NEW YORK for value received with interest at eight and one-half percent (8-1/2%) per annum due and payable as follows:

     Two equal payments of principal and interest in the aggregate amount of $400,000 (with the amount of interest included in each such payment being equal to all accrued and unpaid interest on the outstanding principal balance of this promissory note as of the due date of each such payment)each due and payable on the first and second anniversary dates of this promissory note; and

     the remainder of the entire principal balance plus any and all interest due and payable, on the third anniversary of this promissory note.

     This promissory note shall be non-recourse and shall be secured by one million (1,000,000) shares of Common Stock par value $.001 per share of National Medical Health Card Systems, Inc. registered in the name of Bert E. Brodsky.

                                                     P.W. CAPITAL, LLC
                                                     By:
                                                     /s/Bert E. Brodsky


Witness:
/s/David Gershen